Exhibit 10.9

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

November 16, 2019

Stephen Gunstream

Dear Stephen:

Alpha Teknova, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.    Position. You will start in a full-time position as the Company’s Chief Business Officer no later than December 16, 2019 (the actual start date, the “Start Date”), and you will initially report to the Company’s Board of Directors (the “Board”) and Chief Executive Officer. On such date as determined by the Board, you will assume the title and position of Chief Executive Officer and will be elected to the Board, which is expected to occur on or after March 1, 2020 but no later than June 30, 2020. At such time you will report exclusively to the Board. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.    Base Salary. You will be paid a starting salary at the rate of $350,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

3.    Annual Bonus. Beginning in fiscal 2020, you will be eligible to earn an annual cash bonus of up to 50% of your base salary rate for the applicable fiscal year (the “Annual Bonus”). The amount of any Annual Bonus that you earn will be determined by the Board in its sole discretion, which determination will be based on the extent that you achieve certain goals to be established and agreed upon in writing by you and by the Board for the applicable fiscal year, which may include an overall corporate performance threshold and non-financial goals, such as operational and organizational goals. Any Annual Bonus payable hereunder will be paid no later than seventy-four (74) days following the end of the fiscal year to which it relates.

4.    Stock Options. Upon the approval of the Board, which is expected to occur on or around December 31, 2019 (such actual date of approval, the “Grant Date”), you will be granted an option under the Company’s 2016 Stock Plan (the “Plan”) to acquire shares of the Company’s Common Stock in an amount that would result in you owning four percent (4%) of the Company’s Fully Diluted Capitalization (as defined below) (the “Time-based Option”). The Time-based Option will vest and become exercisable over four (4) years at the rate of 25% of the total number of the Time-based Option shares on the one (1) year anniversary of your Start Date and 1/48th of the total number of Time-based Option shares on each monthly anniversary thereafter, subject to your continuous service with the Company through each vesting date.

In addition, upon the approval of the Board on the Grant Date, you will be granted an option under the Plan to acquire shares of the Company’s Common Stock in an amount that would result in you owning an additional one percent (1%) of the Company’s Fully Diluted Capitalization (the “Performance-based Option” and together with the Time-based Option, the “Options”). The Performance-based Option will vest and become exercisable in full upon (i) the Company’s achievement of (a) full fiscal year revenue of [* * *], which must be achieved prior to December 31, 2022 and (b) EBITDA per share of $[* * *] as measured by dividing the Company’s EBITDA for the applicable fiscal year by the Fully Diluted Capitalization as of the last day of the fiscal year (in each case, as reasonably determined by the Board based on its review of the audited consolidated financial statements of the Company for the applicable fiscal year) and (ii) your continuous service with the Company through the applicable vesting date, which review shall conclude within 30 days of the Board’s receipt of the applicable audited financial statements. Notwithstanding the foregoing, upon a Change of Control (as defined in Section 10), the Performance-based Option shall automatically convert to a time-based option and shall be and become vested and exercisable at the same time, to the same extent and on the same terms and conditions as the Time-based Option granted hereunder.

The exercise price per share of the Options will be equal to the fair market value per share of the Company’s Common Stock on the Grant Date, as determined by the Board in good faith based on an independent third-party valuation performed by a qualified appraisal company. The Options will be subject to the terms and conditions set forth in the Plan and the Company’s standard form of stock option agreement, which you will be required to sign.

For purposes of the Options, “Fully Diluted Capitalization” means the total number of shares of the Company’s outstanding Common Stock plus (without duplication) all Common Stock of the Company issuable pursuant to outstanding stock options or equity awards, if any, that have been issued, all shares that are reserved but unissued under the Plan, and all Common Stock issuable upon the conversion or exercise of any outstanding preferred stock, including the Company’s Series A Preferred Stock, and all warrants and other convertible securities or pursuant to any agreements for the issuance of equity, whether or not the same are currently exercisable.

5.    Employee Benefits. As an executive of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated executives of the Company, including, but not limited to, any group health insurance plans, dental insurance plans, life insurance plans, long and short-term disability insurance plans and retirement plans, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate. In addition to holidays, you will accrue 20 days of paid vacation per year.

6.    Lodging. The Company will reimburse you for any local hotel expenses for any days that you work at the Company’s office in Hollister, California (the “Lodging Benefit”). In order to be eligible for the Lodging Benefit, you must submit a request for reimbursement to the Company with appropriate documentation substantiating the expense pursuant to the Company’s standard reimbursement policy. The Lodging Benefit will be made to you within thirty (30) days of the date you submit your valid reimbursement request with the documentation necessary to substantiate the expense and in no event later than March 15th of the year following the end of the year in which such expense was incurred. To the extent that the Lodging Benefit is taxable, the Company shall withhold all federal, state, city or other taxes.

7.    Employee Invention Assignment and Confidentiality Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Attachment A.

8.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board.

9.    Termination of Employment Relationship. Notwithstanding the at-will nature of your employment with the Company, in the event the Company terminates your employment without Cause (as defined below), or you resign for Good Reason (as defined below) on or before the fourth anniversary of the Start Date (each a “Qualifying Termination”) and subject to (i) you promptly returning all material Company property in your possession following your termination, (ii) you executing (and not revoking) a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the form provided by the Company and such release has become effective no later than the 30th day after your termination or, if later, the deadline date required by applicable law (the “Deadline Date”), and (iii) you have continuously complied in all material respects with the Confidentiality Agreement (as defined below) (collectively, the “Conditions”):

(i)

Severance. You shall receive: (A) (1) if the Qualifying Termination occurs at any time on or before the first anniversary of the Start Date, a severance payment equal to $350,000 and (2) if the Qualifying Termination occurs at any time after the first anniversary through and including the fourth anniversary of the Start Date, a severance payment equal to $175,000, which payment, in each case, shall be made net of required payroll deductions and withholdings, and shall be made in the form of salary continuation on the Company’s regularly scheduled payroll dates in accordance with the Company’s normal payroll practices, commencing on the first regular pay date following the Deadline Date with the first payment being equal to the total payments that would have been paid had payments commenced on the first payroll date on or after the date of such Qualifying Termination; (B) in the case of a Qualifying Termination under (A)(2) a pro rata portion of your Annual Bonus for the year in which the Qualifying Termination occurs, which amount will be equal to (i) the target bonus for such fiscal year multiplied by (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Qualifying Termination and the denominator of which is 365, which shall be paid on the first regular pay date following the Deadline Date, and (C) provided you timely elect continued coverage under COBRA, payment of your COBRA premiums sufficient to continue group health insurance coverage for you and any covered dependents at your then current rate of coverage until the sooner of (aa) in the case of a Qualifying Termination under (A)(1), twelve (12) months, and in the case of a

Qualifying Termination under (A)(2), six (6) months following the termination of your employment, or (bb) the date you become eligible for health insurance coverage through another employer.

(ii)

Accelerated Option Vesting. If such Qualifying Termination occurs prior to the one-year anniversary of the vesting commencement date of the Time-based Option, the Time-based Option shall accelerate and vest as to a number of shares as if such option vested on a 1/48th monthly basis from its respective vesting commencement date with the number of months rounded to the nearest whole month from the respective vesting commencement date through such termination date, and you shall have a period of 12 months following the occurrence of such Qualifying Termination in which to exercise the Time-based Option.

(iii)

Definitions. For purposes hereof, “Cause” shall mean: (i) you are convicted of a crime involving dishonesty, fraud or moral turpitude; (ii) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) you commit a material breach of this Agreement or the Employee Invention Assignment and Confidentiality Agreement, which, if capable of cure, is not cured within thirty (30) days after written notice to you from the Company; or (iv) you willfully and repeatedly refuse to implement or follow a lawful policy or directive of the Company, which is not cured within thirty (30) days after written notice to you from the Company. For purposes hereof, “Good Reason” means (A) except as provided in Section 1, a change in your job title or position with the Company; (B) the failure of the Board to appoint you as Chief Executive Officer of the Company on or before June 30, 2020; (C) the Company’s assignment to you of any duties or responsibilities that, when considered together with all of your ongoing duties and responsibilities, would result in the material diminution of your duties and responsibilities; (D) any material reduction in your base salary or bonus potential; or (E) any material breach by the Company of any material provision of this Agreement; provided, however, that you must notify the Company within thirty (30) days of the occurrence of any of the foregoing conditions that you consider to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If you fail to provide this notice and cure period prior to your resignation, or you resign more than sixty (60) days after the initial existence of the condition, your resignation will not be deemed to be for “Good Reason.”

10.    Change of Control. In the event of a Change of Control (as hereinafter defined) and if you experience a Qualifying Termination within twelve (12) months of such Change of Control and you satisfy the Conditions, the vesting of the Options shall be immediately accelerated immediately prior to the Change of Control such that the Options shall be fully vested and exercisable immediately prior to the Change of Control. For purposes hereof, “Change of Control” means the occurrence of any of the following: (i) the sale, transfer or exclusive license of all or substantially all of the assets of the Company in one or a series of related transactions; (ii) a merger, reorganization or consolidation in which the Company is not the surviving corporation (other than a merger, reorganization or consolidation in which the Company’s shareholders immediately before the merger, reorganization or consolidation have, immediately after the merger, reorganization or consolidation, more than fifty percent (50%) of the voting power of the surviving corporation); (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are either not converted or by virtue of the merger are converted into other property, whether in the form of securities, cash or otherwise, in each case (in which the Company’s shareholders immediately before the merger do not have, immediately after the merger, more than fifty percent (50%) of the voting power of the Company); or (iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (“Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (other than on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities unless the proceeds of such financing are intended to be used to engage in an acquisition transaction). If required for compliance with Internal Revenue Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), in no event will a Change of Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

11.    Code Section 409A. For purposes of Section 409A, each payment that is paid, and benefit that is provided, pursuant to this Agreement is hereby designated as a separate payment. No severance or benefits to be paid or provided to you will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, any reference to “termination” or “termination of employment” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. The parties intend that all payments and benefits made or to be made under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments or benefits made under this Agreement and paid or provided on or before the 15th day of the 3rd month following the end of your first tax year in which your Qualifying Termination occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which your Qualifying Termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any other severance payments or benefits provided in connection with your Qualifying Termination under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your 2nd taxable year following the taxable year in which your Qualifying Termination occurs). Notwithstanding the foregoing, if any of the payments or benefits provided in connection with your Qualifying Termination do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption then (i) if you are, at the time of your Qualifying Termination, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment or benefits will not be provided until the first regularly scheduled payroll date of the 7th month after your Qualifying Termination and, on such date (or, if earlier, the date of your death), you will receive all payments and/or benefits that would have been provided during such period in a single lump sum and (ii) if the Deadline Date would allow you to choose payment in a later tax year than the tax year of your Qualifying Termination, then no payment will be made until the later tax year.

12.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other gainful employment, consulting or other business activity without the written consent of the Company; provided, however, (i) you shall be permitted to continue passive business activities, such as managing personal investments, so long as such passive activities do not interfere with your duties to the Company, and (ii) you shall refrain from any gainful business activity if the Board reasonably determines such activity interferes with your duties to the Company. The Company acknowledges those business activities set forth on Exhibit A, and additional Board consent shall not be required to continue those activities. For clarification, participation on industry thought leadership panels, boards, and related projects will be encouraged by the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

13.    Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

14.    Miscellaneous.

(a)    Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)    Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)    Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(d)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

If you wish to accept this offer, please sign and date this letter and the enclosed Employee Invention Assignment and Confidentiality Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all its potential employees. Your job offer, therefore, may be contingent upon a clearance of such a background investigation and/or reference check, if any. This offer, if not accepted, will expire at the close of business on November 22, 2019.

We look forward to your favorable reply and to working with you.

Very truly yours,

ALPHA TEKNOVA, INC.

/s/ Thomas Davis (11/22/2019)
Thomas Davis, CEO

ACCEPTED AND AGREED:

STEPHEN GUNSTREAM

/s/ Stephen Gunstream
(Signature)

11/16/2019
Date

Anticipated Start Date: December 16, 2019

Enclosure:

Attachment A: Employee Invention Assignment and Confidentiality Agreement